Toni Perazzo
Chief Financial Officer
(650) 340-1888                                         FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS CORRECTED FOURTH QUARTER
AND FULL YEAR 2006 RESULTS

(BURLINGAME, CA), March 9, 2007 — AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported revised net income results for the fourth quarter and the year ended December 31, 2006.

On February 6, 2007, AeroCentury Corp. announced net income of $544,000, or $0.35 per share, for the fourth quarter of 2006 and net income of $954,000, or $0.62 per share, for the year. In the course of preparing its Annual Report for the year ended December 31, 2006, the Company determined that the results announced in that press release incorporated an inaccurate tax provision. Consequently, the Company has concluded that after correction to that provision, net income should be $408,000, or $0.26 per share, for the fourth quarter of 2006 and $817,000, or $0.53 per share, for the year.

In the results announced in the Company’s February 6, 2007 press release, the Company’s net income included an adjustment to 2006 income tax expense to correct deferred taxes due to the use of an incorrect state tax rate in prior years. During the Company’s Annual Report preparation following that announcement, the Company identified other adjustments relating to income taxes for prior years. Therefore, in accordance with SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which was effective for fiscal years ending after November 15, 2006, the Company has adjusted beginning retained earnings for fiscal 2006 for these other adjustments, as well as for the adjustment originally recorded in income tax expense. The Company considers these adjustments to be not material to prior periods.

The adjustments have no effect on the Company’s previously reported revenues, expenses or income before taxes for the fourth quarter and the year ended December 31, 2006.

Related adjustments to the balance sheet at December 31, 2006 will also be reflected in the financial statements in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

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